Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
TERM COMMITMENTS FOR TWO NEW-BUILD DRILLSHIPS
     Houston, Texas, May 17, 2011 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that a subsidiary of the Company has entered into two term drilling contracts with Anadarko Petroleum Corporation. The contracts, which will utilize Diamond Offshore’s two new-build drillships now on order, are expected to generate combined maximum total revenue of approximately $1.8 billion and represent 10 years of contract drilling backlog. In addition, Anadarko and Diamond have mutually agreed to dismiss all claims related to the Ocean Monarch.
The dynamically positioned, ultra-deepwater drillships, Ocean BlackHawk and Ocean BlackHornet, are each contracted for five years commencing in late 2013 and early 2014, respectively. As previously reported, Hyundai Heavy Industries Co., Ltd. is currently preparing to commence construction of the two drillships at its South Korean shipyard.
Diamond Offshore President and Chief Executive Officer Larry Dickerson said: “We are pleased to place our newest rigs under contract with Anadarko, with whom we have had a successful long-term relationship. We look forward to contributing to Anadarko’s exploration and development efforts, working to bring to market energy resources for the world’s increasing demand. A first class customer, two state of the art rigs and Diamond Offshore’s high operational standards are all part of a formula for success.”
Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling.
Maximum contract revenue as stated above assumes 100% rig utilization. Generally, rig utilization rates approach 95-98% during contracted periods; however, utilization rates can be adversely impacted by additional downtime due to unscheduled repairs and maintenance. Additional information on Diamond Offshore Drilling, Inc. and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and

Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
####